UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2006

Milacron Inc.

__________________________________________

(Exact name of registrant as specified in its charter)

Delaware	001-08485	311062125
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2090 Florence Avenue, Cincinnati, Ohio		45206
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(513) 487-5000

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 19, 2006, Milacron Inc. and certain of its subsidiaries (collectively, “Milacron”) entered into an asset based revolving credit facility (the “ABL Facility”) for which General Electric Capital Corporation acts as administrative agent (the “Agent”) and a lender. The ABL Facility replaces Milacron’s $75 million asset-backed facility for which JPMorgan Chase Bank, N.A. served as administrative and collateral agent (the “Existing Facility”), which was terminated by Milacron.  The Existing Facility was established in June 2004.  The termination of the Existing Facility was concurrent with, and contingent upon, the effectiveness of the ABL Facility.  Set forth below is a summary of the terms and conditions of the ABL Facility. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the credit agreement governing the ABL Facility. A copy of such credit agreement is furnished as Exhibit 10.1 hereto, and a press release regarding the ABL facility is furnished as Exhibit 99.1 hereto.

Commitments and Maturity

Milacron Inc. and certain of its wholly−owned U.S. subsidiaries are joint and several borrowers under the ABL Facility. The ABL Facility consists of a revolving line of credit in a maximum amount of up to $105.0 million (consisting of $95.0 million in primary availability and a $10.0 overadvance facility) and has a stated maturity of December 19, 2011. Up to $25.0 million of letters of credit may be issued under the ABL Facility, and the ABL Facility provides that no letter of credit will have an expiration date later than the earlier of one year after its date of issuance unless otherwise determined by the Agent in its sole discretion (including with respect to customary evergreen provisions), provided that any letter of credit with a one-year term may provide for renewal thereof for an additional one-year term so long as the additional term does not extend beyond the final maturity of the ABL Facility. The Agent may elect not to renew any letter of credit by 30 days’ notice to Milacron.

Borrowing Availability

Milacron’s ability to borrow, repay and reborrow loans and have letters of credit issued for its accounts is limited to a borrowing base equal to specified percentages of eligible U.S. and Canadian accounts receivable and inventory, as well as permitted overadvances, and is subject to other conditions to borrowing and limitations, including an excess availability reserve of $10.0 million, other reserve requirements and a $5 million limitation on the value of eligible non-U.S. or Canadian accounts receivable (subject to reduction to $2 million upon effectiveness of the Ex-Im Subfacility described below).

Cash Sweep

The terms of the ABL Facility impose a daily cash “sweep” on cash received in Milacron’s U.S. bank accounts from collections of Milacron’s accounts receivable. This daily cash “sweep” is automatically applied to pay down any outstanding borrowings under the ABL Facility.

Prepayments

Milacron has the ability to prepay the ABL Facility, in whole or in part, at any time without penalty (other than a fee of 1.0% of the facility amount if Milacron terminates or is deemed to have terminated the ABL Facility prior to December 19, 2007). The ABL Facility provides for mandatory prepayments (subject to exceptions), in general, of (i) 100% of the net cash proceeds received by Milacron from non−ordinary course of business asset sales, (ii) 100% of the net cash proceeds received by Milacron from casualty events which are not reinvested in accordance with the provisions of the ABL Facility and (iii) 100% of the net cash proceeds received by Milacron from any issuances of debt or equity.

Use of Proceeds

The ABL Facility provides that funds drawn under the ABL Facility can be used (i) to refinance existing indebtedness and to pay fees and expenses related thereto and (ii) for working capital, capital expenditures and general corporate purposes (with limitations regarding both the timing and amount of funds drawn under the ABL Facility which are used to repay or redeem Milacron’s 11 1/2% Senior Secured Notes due 2011 (the “Senior Secured Notes”)).

Security

The security granted to the Agent in connection with the ABL Facility is substantially the same as that granted in connection with Milacron’s prior asset-backed facility. The borrowings under the ABL Facility are secured by a first priority security interest, subject to permitted liens, in, among other things, U.S. and Canadian accounts receivable, cash and cash equivalents, inventory and, in the U.S., certain related rights under contracts, licenses and other general intangibles, subject to certain exceptions. The ABL is also secured by a second priority security interest on the assets that secure the Senior Secured Notes on a first priority basis. The Senior Secured Notes and their related guarantees are secured by a first priority security interest in certain of Milacron’s U.S. assets other than those securing the ABL Facility on a first priority basis as well as the capital stock of certain subsidiaries and a second priority security interest in all of the assets securing the ABL Facility on a first priority basis.

Guarantors

Each of Milacron’s existing and future U.S. and Canadian subsidiaries that are not co−borrowers under the ABL Facility guarantee Milacron’s obligations under the ABL Facility.

Representations and Warranties

The ABL Facility contains representations and warranties (subject to materiality thresholds and other exceptions) customary for this type of financing including, among other things, those relating to: absence of litigation or commercial tort claims, absence of a material adverse change, compliance with laws, pension and benefit matters, taxes, nature of our business, absence of adverse agreements, compliance with permits, ownership of property, operating lease obligations, environmental matters, insurance, use of proceeds, intellectual property, material contracts, employee and labor matters, customers and suppliers, location of collateral, priority of the lenders’ liens and collateral matters.

Covenants and Conditions

The ABL Facility contains customary conditions precedent to any borrowings, as well as customary affirmative and negative covenants. Such covenants include, among other things: delivery requirements of financial statements and borrowing base certificates, field examination and inspection rights, additional guarantees and collateral, compliance with pension, environmental and other laws, maintenance of properties and insurance, collateral matters, use of proceeds of loans and restrictions on Milacron Inc. and its wholly owned U.S. and Canadian subsidiaries’ ability to do the following:

•	incur liens;
•	incur additional indebtedness;
•	engage in mergers or dissolutions or sell or transfer our assets;
•	change the nature of our business;
•	enter into capital or operating leases;
•	make capital expenditures;
•	make loans, advances, guarantees or investments (including officer loans);
•	pay dividends or make distributions or other restricted payments on capital stock;
•	enter into transactions with affiliates;
•	create dividend or other payment restrictions affecting subsidiaries;
•	issue or sell our stock;
•	amend or modify terms of certain indebtedness, organizational documents or other agreements;
•	adjust accounts receivable; and
•	engage in certain environmental and ERISA−related activities.

In addition, the ABL Facility requires Milacron to maintain $10 million of excess availability and contains (i) a limit on annual capital expenditures starting with fiscal 2007 and (ii) a springing financial covenant requiring Milacron to maintain a minimum fixed charge coverage ratio, to be tested quarterly, in the event that excess availability is less than $5 million.

Events of Default

The ABL Facility contains customary events of default, which are subject to customary grace periods and materiality standards, including, among others, events of default upon the occurrence of (i) nonpayment of any amounts payable under the ABL Facility when due, (ii) any representation or warranty made by any borrower or guarantor under the ABL Facility being incorrect in any material respect when made or deemed made, (iii) an inaccuracy in a borrowing base certificate that has the effect of overstating availability over a specified threshold, (iv) a breach by any borrower or guarantor of covenants or agreements under the ABL Facility, (v) failure to pay when due any other material indebtedness, or the occurrence of events or conditions that permit holders of other material indebtedness to cause it to become due, or any other material indebtedness is declared to be due or is required to be prepaid or repurchased prior to its stated maturity, (vi) voluntary bankruptcy, insolvency or reorganization of any borrower, guarantor or any of their subsidiaries, (vii) involuntary bankruptcy, insolvency or reorganization of any borrower, guarantor or any of their subsidiaries that remains undismissed or unstayed for a period of 30 days, (viii) any term or provision of the ABL Facility ceasing to be valid and binding on or enforceable against any borrower or guarantor or being contested against any party to the ABL Facility, or any proceeding commenced by any borrower or guarantor or governmental authority seeking to establish the invalidity or unenforceability of any term or provision of the ABL Facility, (ix) any security agreement or document under the ABL Facility ceasing to create a lien on any assets securing the ABL Facility, (x) any judgment, order or award for the payment of money exceeding $3.0 million that is in effect for more than a specified period, (xi) certain pension and benefit events, (xii) a “change of control,” as such term is defined under the ABL Facility, (xiii) an event or development occurring which could reasonably be expected to have a “material adverse effect,” as such term is defined in the agreement governing the ABL Facility, (xiv) certain matters with respect to the Ex-Im Subfacility (described below) and (xv) the ABL Facility ceasing to be a “Qualified Credit Facility” as defined in the indenture for the Senior Secured Notes or the Intercreditor Agreement in respect of Agent and the trustee for the Senior Secured Notes ceasing to be valid, binding and enforceable against the holders of the Senior Secured Notes.

Interest Rate and Fees

Borrowings under the ABL Facility bear interest, at Milacron’s option, at either (i) the LIBOR Rate plus the applicable margin (as defined below) or (ii) the Index Rate plus the applicable margin (as defined below). The “applicable margin,” with respect to LIBOR loans, is between 1.50% per annum and 2.50% per annum and, with respect to Index Rate loans, is between 0.50% per annum and 1.50% per annum, determined based on a calculation of the trailing average availability levels under the ABL Facility. LIBOR Rate means the rate at which Eurodollar deposits in the London interbank market are quoted on page 3750 of the Dow Jones Market Service. Milacron is able to elect LIBOR loan interest periods of one, two or three months. “Index Rate” means the higher of (i) the rate of interest publicly quoted from time to time by The Wall Street Journal as the “prime rate” and (ii) the federal funds effective rate from time to time plus 0.5%.

The ABL Facility provides that Milacron will pay a monthly unused line fee equal to 0.30% per annum on the average daily unused portion of our credit commitment, as well as customary loan servicing and letter of credit issuance fees.

The ABL Facility provides that upon the occurrence and continuance of an event of default under the ABL Facility, upon demand by the Agent, Milacron is required to pay (x) in the case of revolving credit loans, a rate of interest per annum equal to the rate of interest otherwise in effect (assuming the rate in effect is at the maximum applicable margin) pursuant to the terms of the ABL Facility plus 2% (the “Default Rate”) and (y) in the case of other amounts, a rate of interest per annum equal to the Default Rate applicable to such amount.

Export-Import Subfacility

Subject to Milacron and Agent’s entry into satisfactory documentation with the Export-Import Bank of the United States (“Ex-Im Bank”), as a sub-part of the ABL Facility (the “Ex-Im

Subfacility”), Milacron will be able to borrow up to $10 million against non-U.S. or Canadian accounts receivable that are guaranteed by Ex-Im Bank. Applicable margins under the Ex-Im Subfacility are the same as those for borrowings against the ABL Facility’s primary availability (described above). In connection with the Ex-Im Subfacility, Milacron will be required to pay (i) a facility fee equal to the sum of (x) 0.25% of the first $2 million of the total commitments under the Ex-Im Subfacility and (y) 0.75% of the total commitments under the Ex-Im Subfacility in excess of $2 million, and (ii) an annual compliance / support fee equal to 0.25% of the total commitments under the Ex-Im Subfacility.

Item 1.02. Termination of a Material Definitive Agreement.

The discussion under Item 1.01 above is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation.

The discussion under Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements And Exhibits.

10.1 -   Credit Agreement dated as of December 19, 2006 by and among Milacron Inc. and certain subsidiaries as Borrowers, certain subsidiaries as guarantors (or Canadian Borrowing Base Guarantors), the lenders party thereto and General Electric Capital Corporation, as administrative agent for the Lenders.

99.1 -   News release issued by Milacron Inc. on December 20, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Milacron Inc.

December 22, 2006	By:	/s/ Ross A. Anderson
Name: Ross A. Anderson
Title: Senior Vice President - Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1
Credit Agreement dated as of December 19, 2006 by and among Milacron Inc. and certain subsidiaries as Borrowers, certain subsidiaries as guarantors (or Canadian Borrowing Base Guarantors), the lenders party thereto and General Electric Capital Corporation, as administrative agent for the Lenders.

99.1	News release issued by Milacron Inc. on December 20, 2006